Exhibit 99.1

        Contact:  Mike Schuh  425-951-1224
Anne Bugge 425-951-1378

SONOSITE REPORTS OPERATING INCOME OF $1.6 MILLION ON 1% REVENUE DECLINE

Conference Call Today at 1:30 PM Pacific Time

BOTHELL, WA –April 27, 2009– SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried and point-of-care ultrasound, today announced financial results for the first quarter ended March 31, 2009.

First quarter 2009 worldwide revenue was $51.8 million, a decrease of 1% over the prior year’s first quarter as previously announced.  Changes in foreign currency rates decreased worldwide revenue in the first quarter of 2009 by approximately 8%.

Total US revenue grew 5% in the quarter to $23.2 million driven by more than doubling of revenue in the enterprise channel. US direct hospital sales were negatively impacted by the slowdown in hospital capital spending – down 14%. International sales were down 6% to $28.6 million due to a 14% negative foreign exchange impact. On a constant currency basis, international sales were up 8%.

The company reported operating income (EBIT) of $1.6 million compared to $2.4 million, a decline of 34% compared to Q1 2008.  Operating income excluding stock-based compensation expense (EBITS) was $4.1 million compared to $4.3 million in the prior year.

“We made expense reduction and efficiency progress in the quarter in the face of expected revenue softness,” said Kevin M. Goodwin, SonoSite President and CEO.  “We also improved our balance sheet in the quarter by repurchasing $25 million of our long-term convertible notes at a discount. Additionally, we reduced the quarter’s operating expenses by $1.9 million and have revised our expense improvement goal for up to a 10% reduction over the prior year.  We expect the economic environment and visibility to remain challenging for several quarters, thus our priority is to remain focused on continuous streamlining or “leaning” of our business model while setting up a return to growth with key strategic investments.”

The company reported net income of $863,000 for the first quarter of 2009, or $0.05 per diluted share, compared to $190,000 or $0.01 per diluted share in 2008.  These results were significantly affected by the adoption of APB 14-1, as of January 1, 2009 relating to the accounting treatment for convertible debt.

Total operating expenses in the first quarter declined 5% to $33.5 million compared to the first quarter of 2009. The company reduced SG&A expense by 12% to $25.8 million compared to the prior year quarter. R&D investment grew 24% in the first quarter to $7.7 million, as planned.

Other expense in the quarter included $2.6 million of interest expense, of which $1.2 million was from the adoption of APB 14-1, that offsets a $1.3 million gain from the repurchase of $25.0 million of senior convertible notes.

As of March 31, 2009, the company held $258 million in cash and investments and outstanding senior convertible notes of $120 million.

Company Updates Outlook for 2009

“Our view remains that the worldwide economy will continue to be challenging with difficult visibility. We see signs of opportunity and growth offset by a strong headwind from US Hospital market softness and the stronger dollar,” Mr. Goodwin said.   “We assume that the US dollar will continue to strengthen and that changes in foreign currency will have a negative effect of 4 -5% on revenue. We therefore expect that the company’s 2009 revenue could potentially be flat to down 10% as compared to 2008. For a revenue decline greater than 5%, we expect to increase our expense reduction targets to 10% from the previous goal of 5%, to approximately $133 million.”

“We intend to continue introducing innovative and cost effective new products as the year proceeds,” Mr. Goodwin said.

The company expects non-cash interest expense of $4.9 million for the year from the adoption of APB 14-1 and an annual tax rate of approximately 39%.

Note on Adoption of FSP No. APB 14-1
The company adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (“APB 14-1”) on January 1, 2009, which required the company to account separately for the liability and equity components of its convertible debt in a manner that reflects a nonconvertible debt borrowing rate. APB 14-1 requires retrospective application of this standard. Accordingly, the company’s operating results since the issuance of the senior convertible debt and future operating results will reflect additional non-cash interest expense.

The following table presents the three months ended March 31, 2009 and 2008 with and without the impact of APB 14-1 for comparison purposes (unaudited):

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	With APB 14-1 (1)	Without APB 14-1	With APB 14-1	Without APB 14-1 (2)

	(in thousands, except per share data)
Selected Statement of Income Data

Operating income	$1,592	$1,592	$2,394	$2,394

Total other (loss) income	$(204)	$3,522	$(2,051)	$(151)

Income before income taxes	1,388	5,114	343	2,243
Income tax provision.	525	1,905	153	998

Net income	$863	$3,209	$190	$1,245

Net income per share:
Basic	$0.05	$0.19	$0.01	$0.07

Diluted	$0.05	$0.18	$0.01	$0.07

Shares used in computing net income per share:
Basic	17,080	17,080	16,770	16,770

Diluted	17,532	17,532	17,406	17,406

(1) March 31, 2009 amounts actually reported - includes adoption of FSP APB 14-1
(2) March 31, 2008 amounts as reported

The following table presents our 2008 quarterly results as adjusted for the impact of APB 14-1 (unaudited):

	Three Months Ended March 31, 2008	Three Months Ended June 30, 2008	Three Months Ended Sept 30, 2008	Three Months Ended Dec 31, 2008	Twelve Months Ended Dec 31, 2008

	(in thousands, except per share data)
Selected Statement of Income Data

Operating income	$2,394	$5,343	$10,020	$4,675	$22,432

Total other (loss) income	$(2,051)	$(2,886)	$(3,654)	$5,500	$(3,091)

Income before income taxes	$343	$2,457	$6,366	$10,175	$19,341
Income tax provision	153	1,046	2,715	4,206	8,120

Net income	$190	$1,411	$3,651	$5,969	$11,221

Net income per share:
Basic	$0.01	$0.08	$0.22	$0.35	$0.66

Diluted	$0.01	$0.08	$0.21	$0.34	$0.64

Shares used in computing net income per share:
Basic	16,770	16,843	16,927	17,028	16,892

Diluted	17,406	17,456	17,592	17,511	17,486

Conference Call Information

SonoSite will hold a conference call on April 27th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning April 27, 2009, 5:30 pm PT and will be available until May 11, 2009, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 8899954 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs approximately 650 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reduced spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including a repurchase of a portion of the debt, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2009	2008 As Adjusted (1)

Revenue	$51,805	$52,499
Cost of revenue	16,713	14,659
Gross margin	35,092	37,840
Gross margin percentage	67.7%	72.1%

Operating expenses:
Research and development	7,697	6,197
Sales, general and administrative	25,803	29,249
Total operating expenses	33,500	35,446

Operating income	1,592	2,394

Other loss, net	(204)	(2,051)

Income before income taxes	1,388	343

Income tax provision	525	153

Net income	$863	$190

Net income per share:
Basic	$0.05	$0.01
Diluted	$0.05	$0.01

Weighted average common and potential common shares outstanding:
Basic	17,080	16,770
Diluted	17,532	17,406

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31,	December 31,
	2009	2008 As Adjusted (1)

Cash and cash equivalents	$198,119	$209,258
Short-term investment securities	58,945	69,882
Accounts receivable, net	59,989	66,094
Inventories	29,386	29,115
Deferred income taxes, current	12,832	13,372
Prepaid expenses and other current assets	6,748	6,623
Total current assets	366,019	394,344

Property and equipment, net	9,029	8,955
Investment securities	1,050	578
Deferred income taxes	304	793
Intangible assets, net	16,823	16,829
Other assets	4,524	5,383
Total assets	$397,749	$426,882

Accounts payable	$7,474	$6,189
Accrued expenses	20,340	31,921
Deferred revenue	2,624	2,755
Total current liabilities	30,438	40,865

Long-term debt, net	93,212	111,336
Deferred income taxes, net	7,066	9,871
Other non-current liabilities	13,639	13,750
Total liabilities	144,355	175,822

Shareholders' equity:
Common stock and additional paid-in capital	287,464	285,928
Accumulated deficit	(35,173)	(36,036)
Accumulated other comprehensive income	1,103	1,168
Total shareholders' equity	253,394	251,060
Total liabilities and shareholders' equity	$397,749	$426,882

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Three Months Ended
	March 31,
	2009	2008 As Adjusted (1)
Operating activities:
Net income	$863	$190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,046	1,064
Stock-based compensation	2,493	1,879
Deferred income tax provision	1,459	343
Amortization of debt discount, debt issuance costs	1,340	2,170
Gain on convertible debt repurchase	(1,339)	-
Other adjustments	97	(454)
Changes in working capital	(6,833)	2,142
Net cash (used in) provided by operating activities	(874)	7,334

Investing activities:
Investment securities, net	10,432	(22,321)
Purchases of property and equipment	(1,092)	(355)
Earn-out consideration associated with SonoMetric acquisition	(387)	(921)
Net cash provided by (used in) investing activities	8,953	(23,597)

Financing activities:
Excess tax benefit from exercise of stock-based compensation	-	234
Repurchase of convertible debt and related hedge transactions	(20,416)	-
Minimum tax withholding on stock-based awards	(562)
Proceeds from exercise of stock options	53	451
Net cash (used in) provided by financing activities	(20,925)	685

Effect of exchange rate changes on cash and cash equivalents	1,707	(1,266)

Net change in cash and cash equivalents	(11,139)	(16,844)
Cash and cash equivalents at beginning of period	209,258	188,701
Cash and cash equivalents at end of period	$198,119	$171,857

(1) Prior year financials have been adjusted for the adoption of FSP APB 14-1 as of January 1, 2009.